Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the effective date (the “Effective Date”) identified on Exhibit A to this Agreement (“Ex. A”), which is incorporated into this Agreement by reference, by and between the company identified on Ex. A (the “Company”) and the employee identified on Ex. A. (“Employee”).

RECITALS

WHEREAS, the Company and its Affiliates are engaged in the business identified on Ex. A (the “Business”).

WHEREAS, the Company desires to employ Employee to provide services to the Business based on his/her represented qualifications and experience, and Employee desires to be employed by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms:

TERMS

1.

Employment and Position. The Company shall employ Employee in the position and title listed on Ex. A, and Employee shall serve in such capacity, subject to the terms of this Agreement. Employee shall report directly to the person or entity identified on Ex. A (the “Supervisor”) or his/her or its designee.

2.

Duties, Permitted Outside Interests, and Other Business Activities. Employee shall perform in the capacities described in paragraph 1 and shall have such duties, responsibilities, and authorities as may be reasonably assigned by the Supervisor, in his/her or its sole discretion, including without limitation duties, responsibilities, and authorities for the Company’s Affiliates. Unless otherwise defined in this Agreement, “Affiliate” means any person (as hereinafter defined), any other Person who is related (by blood or by marriage) to or directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event (i) any Person who owns directly or indirectly (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, (ii) any parent company or subsidiary of the Company shall be deemed to be an Affiliate of the Company; and (iii) any Person related to any other Person shall be deemed an Affiliate of such Person.

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As used herein, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or other organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary, or other capacity. Employee shall also have restrictions on his/her employment and duties, responsibilities, and authorities under this Agreement as identified, if any, in Exhibit D. Employee shall devote his/her full time, best efforts, abilities, knowledge, and experience to the Company’s Business and affairs as necessary to faithfully perform his/her duties, responsibilities, and authorities under this Agreement and shall not hold outside interests or engage in other activities independent of the Company that are inconsistent or competitive with the Company’s Business or interests. Nor shall Employee directly or indirectly render any services to any other Person or organization, whether or not for compensation, without prior written consent from the Chief Executive Officer of the Company to which the Employee is providing services (the “CEO”) and/or the Board of Directors (or similar governing body) of such entity (the “Board”). Employee may, without violating this Agreement, (a) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (b) serve on corporate, civic, charitable, or industry boards or committees; or (c) engage in other personal and passive investment activities, in each case so long as such interests or activities do not interfere with Employee’s ability to fulfill his/her duties, authorities, and responsibilities under this Agreement and are not inconsistent or competitive with the Company’s Business or interests as determined by the Company in its sole reasonable discretion. If Employee serves as a director or officer of any organization, he/she shall disclose the name of the organization and the nature of his/her involvement in an annual disclosure statement to the Board.

3.

Primary Work Location. Although Employee shall be expected to work at all Company locations from time to time and travel as necessary to perform his/her duties, responsibilities, and authorities under this Agreement, Employee’s primary work location shall be at the location identified on Ex. A. Employee shall also relocate his/her primary work location upon request by the Company and Company shall provide Employee with a reasonable relocation allowance if he/she is required to relocate.

4.	Term of Agreement.

a.

Initial Term. This Agreement shall continue in full force and effect for the initial term identified on Ex. A (the “Initial Term”) commencing on the Effective Date and continuing until the date identified on Ex. A (the “Expiration Date”), unless terminated before the Expiration Date in accordance with paragraph 6.

b.

Renewal Term. Notwithstanding subparagraph 4.a, the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 30 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with paragraph 6 (each, a “Renewal Term”).

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c.	Term. The Initial Term and any Renewal Terms shall be referred to below collectively as the “Term” of this Agreement.

5.

Compensation and Employment Benefits. In consideration for the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide, or cause its Affiliate to provide, Employee with the following compensation and employment benefits:

a.

Base Salary. Employee shall receive an initial annual base salary in the amount identified on Ex. A (the “Base Salary”) prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Base Salary may be reviewed and/or adjusted from time to time at the sole discretion of the CEO and/or Board, provided. however, that Employee’s Base Salary during the Initial Term shall not be reduced.

b.	Discretionary Bonus.

i.

Bonus Plan. Employee may be eligible to participate in a discretionary bonus plan or program maintained by the Company (collectively, the “Bonus Plan”) to be determined annually by the Board, the Compensation Committee of the Board (the “Compensation Committee”), or their designee in its sole discretion. For purposes of this Agreement, “Bonus” means any annual bonus payable pursuant to the Bonus Plan to Employee.

ii.

Payout Option. The Bonus may be paid in cash, equity of the Company, or a combination thereof, as determined by the Board, the Compensation Committee, or their designee in its sole discretion; provided, however, that the Compensation Committee may offer Employee the option to elect to receive the value of any Bonus in cash, equity, or a combination thereof, subject to applicable law and such terms, conditions, and limitations as the Board, the Compensation Committee, or their designee may establish from time to time in its sole discretion.

iii.

Discretionary Participation Level. The Board, the Compensation Committee, or their designee in its sole discretion shall determine Employee’s participation in the Bonus Plan and amount or range of the Bonus available to Employee based on achievement of performance goals during the fiscal year or other performance period, as well as any discretionary Bonus.

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iv.

Payment. Any Bonus or other discretionary compensation payments due under this Agreement shall be paid to Employee in a lump sum or quarterly installments as specified by the Board, the Compensation Committee, or their designee at the time any such Bonus or other discretionary compensation payment is awarded to similarly situated employees. Employee must be employed by the Company or an Affiliate on the date each Bonus or other payment is made to be entitled to receive such Bonus or other payment.

c.

Employment Benefits and Paid Time Off. Employee shall be entitled to receive the employment benefits ordinarily provided by the Company to its similarly situated employees, including without limitation paid vacation, 401(k) plan participation, and eligibility for group health insurance coverage. Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, revoked, or terminated in accordance with the terms of the applicable documents or policies without violating this Agreement. Employee shall receive the number of weeks of paid time off identified on Ex. A during each calendar year of the Term, prorated for any partial calendar year during the Term. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee. Unless otherwise specifically permitted under the Company’s vacation policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year, shall not be reimbursed if not used during the year in which it was granted, and shall not be paid to Employee upon the termination of his/her employment, regardless of the reason for such termination.

d.

Reimbursement of Business Expenses. Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his/her duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2 months following the date of submission.

e.

Company Vehicle or Vehicle Allowance. If so stated in Ex. A, Employee shall receive (i) a Company vehicle, (ii) a monthly vehicle allowance (the “Vehicle Allowance”), or (iii) a mileage allowance. If Company provides a vehicle, such vehicle may be used by Employee for any lawful Business purposes during the Term. Provision of such vehicle under (i) above shall include payment for all costs of operating and maintaining the vehicle and Employee is responsible for actions to operate and maintain the vehicle in a reasonable manner. Costs incurred shall be reported in accordance with the provision for reimbursement of expense discussed at paragraph 5.d above.

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The Vehicle Allowance may be used toward the purchase or lease in Employee’s name of a vehicle suitable for use when performing his/her duties, responsibilities, and authorities under this Agreement and is intended to pay for all Business-related fuel, maintenance, titling, and insurance of such vehicle. The Company may choose to review, revise, adjust, and/or discontinue providing the Vehicle Allowance to Employee at any time in its sole discretion with 30 day written notification to Employee.

f.	Additional Benefits. Employee shall receive the additional benefits, if any, identified on Ex. A.

g.

Inconsistencies. The compensation and benefits provided under this paragraph 5 are intended to be consistent with the applicable benefit plan documents, insurance policies, and employment policies of the Company or its Affiliate. If any provision of this paragraph 5 (except subparagraphs 5.a and 5.f) is inconsistent with any provision of such applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of the benefit plan documents, insurance policies, or employment policies shall control. In the event of a conflict between subparagraphs 5.a and 5.f of this Agreement and any other agreements, plans, documents, policies or provisions, subparagraphs 5.a and 5.f of this Agreement shall control.

6.	Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

a.	Death. This Agreement shall terminate immediately upon Employee’s death.

b.

Inability to Perform. This Agreement shall terminate immediately due to Employee’s “Inability to Perform,” which for purposes of this Agreement shall be deemed to have occurred when (i) Employee receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of Employee at any time after he/she has been absent from the Company for a total period of 180 or more calendar days in any one-year period) that Employee has become physically and/or mentally incapable of performing his/her essential job functions with or without reasonable accommodation as required by law, or (iii) Employee is otherwise unable for a continuous period of 120 or more consecutive calendar days to perform his/her essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

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c.

By the Company for Cause. The Company shall be entitled to terminate this Agreement immediately for any Cause. For purposes of this Agreement, “Cause” shall mean any (A) material failure or refusal by Employee to satisfactorily perform his/her lawful duties, responsibilities, or authorities under this Agreement as requested by the Supervisor; (B) any act of gross negligence, willful misconduct, or fraudulent or criminal behavior by Employee in the performance of his/her duties, responsibilities, or authorities under this Agreement, including without limitation any misappropriation of any funds or property owned by the Company or its Affiliates, fraud, embezzlement, or theft; (C) any conviction of, guilty plea concerning, or entry into any deferred adjudication or similar diversion arrangement with respect to any felony or crime of moral turpitude or fraud by the Employee; (D) any material violation of this Agreement by the Employee; (E) any breach of any applicable fiduciary duty by the Employee to act exclusively and solely for the benefit of the Company or its Affiliates in all undertakings concerning or relating to the Company or its Affiliates; (F) any misconduct in the course and scope of employment, including without limitation dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other material violations of the Company’s policies, rules, or practices; or (G) any act or omission that is contrary to the best interests of the Company or its Affiliates or is likely to damage the Business, including without limitation the reputation of the Company or its Affiliates. Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

d.

By the Company Without Cause. The Company shall be entitled to terminate this Agreement at any time for no reason or any reason other than Cause by providing 30 days written notice to Employee that the Company is terminating the Agreement without Cause.

e.

By the Employee for Good Reason. The Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good Reason” shall exist if any the Company implements a material diminution of Employee’s Base Salary without Employee’s consent. To exercise his/her right to terminate for Good Reason, the Employee must provide written notice to the Company of his/her belief that Good Reason exists within 60 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Employee may terminate this Agreement; provided, however, that (unless otherwise mutually agreed by the parties in writing) such termination must occur no later than 100 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, the Employee is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

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f.

By the Employee Without Good Reason. Employee shall be entitled to terminate this Agreement at any time for no reason or any reason other than Good Reason by providing 30 days written notice to Company that Employee is terminating the Agreement without Good Reason.

g.	Expiration of Term. Either party may terminate this Agreement by providing a proper notice of non-renewal in accordance with subparagraph 4.b.

7.	Payments and Benefits Due Upon Termination.

a.

Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement or otherwise, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided in subparagraph 5.a; (ii) payment to Employee, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date (other than any entitlement to severance or separation pay, if any, or any similar benefits); (iii) payment to Employee of any approved but unreimbursed business expenses incurred on or before the Termination Date in accordance with applicable Company policy and the terms of this Agreement; and (iv) if applicable, the payment and benefits described in subparagraph 7.b. The payments and benefits just described in (i)-(iii) shall be referred to in this Agreement as the “Accrued Obligations” and shall be paid in accordance with this Agreement and/or the Company’s plans and policies, and applicable law.

b.

Severance Benefits. If this Agreement is terminated by the Company without Cause in accordance with subparagraph 6.e or by Employee with Good Reason in accordance with subparagraph 6.f, the Company shall have no further obligation to Employee under this Agreement or otherwise, except for payment of (i) the Accrued Obligations and (ii) the “Severance Benefits” identified on Ex. A during the “Severance Period” identified on Ex. A, as modified by subparagraph 7.c if applicable. The Severance Benefits shall be paid, as modified by subparagraph 7.c if applicable, in substantially equal monthly installments on the Company’s regularly scheduled pay days beginning on the first such pay day following the Termination Date and continuing during the Severance Period until paid in full; provided, however, that no Severance Benefits shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). For the avoidance of doubt, Employee shall not be entitled to the Severance Benefits if this Agreement is terminated (iii) due to the Employee’s death; (iv) by the Company due to Employee’s Inability to Perform; (v) by the Company for Cause; (vi) because Employee quit or resigned his employment in a manner that was not for Good Reason; or (vii) by non-renewal by either party in accordance with subparagraph 4.b.

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c.

Treatment of Severance Benefits. Any Severance Benefits paid to Employee are intended to be exempt from the application of Internal Revenue Code (the “Code”) Section 409A (“Code Section 409A”) as short term deferrals or as exempt separation pay and the provisions of this Agreement shall be construed and administered in a manner consistent therewith, and any amounts payable to Employee as Severance Benefits are to be treated as separate payments for purposes of Code Section 409A; provided, however, that if the total amount of Severance Benefits payable to Employee exceeds the amount that may be provided to the Employee as exempt separation pay pursuant Treasury Regulation Section 1.409A-1(b)(9)(iii) or any successor provision thereto or similar applicable guidance (the “Exempt Amount”), then the total amount of Severance Benefit payments due pursuant to subparagraph 7.b in excess of such Exempt Amount shall be paid to Employee in a single lump sum as soon as practicable following his Separation from Service (as defined below) with the Company and in no event later than the 15th day of the third month following the end of the calendar year in which such Separation from Service occurred.

8.	Conditions on Receipt of Severance Benefits.

a.

Compliance with Restrictive Covenants and Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of any Severance Benefits is subject to the condition that he/she complies with all applicable covenants under paragraphs 10-16 of this Agreement. The Company shall have the right to cease payment of any such payments or benefits, as well as to receive restitution of any such payments or benefits already paid, if in its sole reasonable discretion it determines that such covenants have been materially breached by Employee but all other provisions of this Agreement shall remain in full force and effect. The Company’s payment of the Severance Benefits to Employee is also subject to the condition that, within 55 days after the Termination Date, he/she execute, deliver to the Company, and not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company that fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he/she has or may have against the Company and its Affiliates, whether under this Agreement or otherwise, that arose before the General Release Agreement was executed (the “Release”). For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked his/her acceptance of the Release within seven days after its execution.

b.

Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Severance Benefits only if the termination of this Agreement constitutes a Separation from Service. For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its Affiliates.

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9.	Other Provisions Relating to Termination.

a.

Notice of Termination. Any termination of this Agreement by the Company or by Employee (other than termination because of death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon; provided. however, that any failure to provide such detail shall not delay the effectiveness of the termination.

b.

Termination Date. For purposes of this Agreement, “Termination Date” shall mean (i) if Employee’s employment is terminated by death, the date of death; (ii) if Employee’s employment is terminated because of Employee’s Inability to Perform, then 30 days after Notice of Termination is given by the Company; (iii) if (A) Employee’s employment is terminated by the Company with or without Cause or (B) Employee’s employment is terminated by Employee with or without Good Reason, then in each case the date specified in the Notice of Termination, which shall comply with the applicable notice requirements in paragraph 6; and (iv) if this Agreement is not renewed, the last date of the Initial Term or the Renewal Term as applicable.

10.	Business Opportunities and Intellectual Property.

a.	Prompt Disclosure Required. Employee shall promptly disclose to the Board in writing all Business Opportunities and Intellectual Property.

b.

Definition of Business Opportunities. For purposes of this Agreement, “Business Opportunities” shall mean all ideas, prospects, proposals, or other opportunities pertaining to the Business that are or were developed by Employee during the Term or originated by any third party and brought to the attention of Employee during the Term, together with information relating thereto.

c.

Definition of Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee before or during the Term), whether or not patentable or copyrightable, that do not fall within the definition of Business Opportunities, that Employee discovers, conceives, invents, creates, or develops (or discovered, conceived, invented, created, or developed) alone or with others if such discovery, conception, invention, creation, or development occurs or occurred (i) in the course of Employee’s employment with the Company or its Affiliates or (ii) with the use of any time, materials, or facilities of the Company or its Affiliates.

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11.	Non-Compete Obligations During Term. During the Term and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the Board):

a.

Employee shall not, other than through the Company or its Affiliates, engage or participate in any manner, whether directly or indirectly through any Affiliate or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity that directly or indirectly competes against the Company in the Business.

b.

All investments made by Employee (whether in his/her own name or in the name of any family members or made by Employee’s Affiliates) that relate to the Business shall be made solely through the Company or its Affiliates; and Employee shall not (directly or indirectly through any family members or Affiliates), and shall not permit any of his/her Affiliates to (i) invest or otherwise participate alongside the Company or its Affiliates in any Business Opportunities or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company or any of its Affiliates ultimately participates in such business or activity;

provided, however, that this paragraph shall not apply to (x) the existing personal investments owned by Employee, his/her family members, and his/her Affiliates as of the Effective Date (the “Existing Personal Investments”) as identified on Exhibit B to this Agreement (“Ex. B”), which is incorporated into this Agreement by reference; (y) future expenditures made by Employee and his/her family members and his/her Affiliates that are governed by agreements existing prior to the Effective Date of the Employment Agreement, including those required to maintain, but not increase, their respective current ownership interests in the Existing Personal Investments; and (z) any opportunity that is first offered to, and subsequently declined in writing by, the Company or its Affiliates. Ex. B contains a list of all Existing Personal Investments existing as of the Effective Date or, if nothing is listed on Ex. B as Existing Personal Investments as of the Effective Date, Employee represents there are no such Existing Personal Investments as of the Effective Date.

12.	Confidentiality Obligations.

a.

Confidentiality and Non-Disclosure Acknowledgments and Obligations. Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Company and its Affiliates (collectively referred to herein as “Confidential Information”) constitute valuable, special, and unique assets of the Business of the Company and its Affiliates, and that access to and knowledge of such Confidential Information is essential to the performance of Employee’s duties,

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responsibilities, and authorities under this Agreement. During the Term and thereafter, Employee shall hold the Confidential Information in strict confidence and shall not publish, disseminate, or otherwise disclose, directly or indirectly, to any person other than the Company and its Affiliates and their respective officers, directors, and employees, any Confidential Information or use any Confidential Information for Employee’s own personal benefit or for the benefit of any Affiliate of Employee or to anyone other than the Company and its Affiliates. The Company will, during the Term, provide previously undisclosed Confidential Information to Employee and specialized training related to such Confidential Information in exchange for Employee’s agreement to keep such Confidential Information, and any Confidential Information to which Employee has become privy, prior to the date of this Agreement, in strict confidence as provided in this Agreement.

b.

Confidential Information Inclusions and Exclusion. For purposes of this Agreement, Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed, or used by the Company or its Affiliates relating to Business Opportunities, Intellectual Property, or the Business whether oral, in written form, in business records, or other form(s), but shall exclude any information that (i) has become part of the public domain (other than from disclosure by Employee in violation of this Agreement), (ii) was rightfully in the possession of Employee, as shown by Employee’s records, prior to the Effective Date, or (iii) is unrelated in any way to any Business conducted by the Company or its Affiliates during the Term; provided however, that Employee shall provide to the Company copies of all information described in clause (ii) and shall provide a summary of all such information in Ex. B; and provided further. however, that this subparagraph shall not be applicable to the extent Employee is subject to confidentiality obligations which prohibit disclosure of the information and/or required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved.

c.

Return of Confidential Information and Other Company Property. Promptly upon request by the Company during the Term, and promptly following the termination of Employee’s employment with the Company, regardless of the reason for such termination, Employee shall return to the Company, and shall not take, keep, recreate, or deliver to anyone else, or allow any Affiliate of Employee or other third party to take, keep, recreate, or deliver to anyone else, (i) any and all Confidential Information, Intellectual Property, and Inventions, (ii) all copies, photographs, reports, summaries, lists, and reproductions of any Confidential Information, Intellectual Property, or Inventions, (iii) all devices and equipment capable of storing Confidential Information, Intellectual Property, or Inventions, including without limitation computer diskettes, compact discs, or drives; and (iv) all other property of the Company or its Affiliates of any kind in his/her possession or under his/her control, including without limitation all files, records, documents, software, data compilations, information, formula, plans, specifications, designs, customer

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lists, customer contact information, customer requirements and preferences, technical information, planning and/or engineering documents, marketing records, and similar items relating to the Business.

13.	Obligations After Termination Date.

a.

Non-Compete Obligations. The purposes of paragraph 12 and this paragraph 13 are to protect the Company from loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company, as well as to protect the value of the goodwill created by making Employee a part-owner of the Company if an equity award is provided in Ex A. Accordingly, during the Term and the Post-Termination Non-Compete Term, Employee shall not, directly or indirectly (through an Affiliate of Employee or as an owner, investor, officer, director, independent consultant, independent contractor, subcontractor, volunteer, employee, or otherwise) (i) provide any products or services that compete with the Company on behalf of himself/herself or any third party in the Business in any of the states identified in Ex. A where the Company or its Affiliates has activities or provide products or services as of the Effective Date, as well as any additional states where the Company or its Affiliates has activities or provided products or services during the Term; (ii) solicit, canvass, or accept business on behalf of himself/herself or any third party that competes with the Company in the Business in the states just identified from any customer or prospective customer of the Company for whom Employee directly or indirectly (A) serviced or pitched while employed by the Company, (B) had responsibility for servicing or pitching directly or indirectly through the supervision of others on the Company’s behalf while employed by the Company, or (C) received Confidential Information concerning while employed by the Company; or (iii) solicit, encourage, facilitate, or induce on behalf of himself/herself or any third party any such customer or prospective customer to breach any agreement or contract with, to decline to enter any agreement or contract with, or to discontinue or curtail his, her, or its business relationships with, the Company or its Affiliates; provided, however, that this subparagraph shall not preclude Employee from making passive personal investments in securities that are registered on a national stock exchange, if the aggregate amount owned by Employee and all family members and Affiliates does not exceed 5% of such company’s outstanding securities.

b.	Period of Post-Termination Non-Compete Term. For purposes of this Agreement, the “Post-Termination Non-Compete Term” is the period identified on Ex. A.

c.

Non-Solicit Obligations. Employee shall not, during the Term and the Post Termination Non-Compete Term, directly or indirectly, on behalf of himself/herself or any third party, (i) solicit, encourage, facilitate, or induce any advertiser, supplier, broker, vendor, agent, sales representative, contractor, consultant, or licensee of the Company or its Affiliates to breach any agreement or

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contract with, or discontinue or curtail his, her, or its business relationships with, the Company or its Affiliates; or (ii) solicit, recruit, hire, or otherwise engage as an employee, independent contractor or otherwise, any person who is employed by the Company or its Affiliates or was employed by the Company or its Affiliates at the time of such solicitation, recruitment, or hiring. The non-solicitation restrictions described in the previous sentence shall apply only to those persons or entities with whom Employee had contact relating to the Business, or about whom such Employee had access to Confidential Information, during the Term.

14.

Common Law and other Contractual Duties. Employee acknowledges and agrees that his/her obligations concerning confidentiality, non-competition, and non-solicitation under this Agreement shall supplement, rather than supplant, his/her common law duties of confidentiality and loyalty owed to the Company and its Affiliates and any obligations under any confidentiality, non-competition, and/or non-solicitation agreement or similar agreement he/she entered with the Company or its Affiliates.

15.

Inventions. Any and all Intellectual Property and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee, alone or jointly, in the performance of Employee’s duties, responsibilities, or authorities for the Company or its Affiliates (the “Inventions”) shall be the sole and exclusive property of the Company and its Affiliates. Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of his/her duties, responsibilities, or authorities for the Company or its Affiliates are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and its Affiliates. Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and its Affiliates without further consideration all of Employee’s right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and its Affiliates as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and its Affiliates under this Agreement.

16.

Employee Materials. Notwithstanding paragraph 15, any materials, original works of authorship, developments, or improvements that (a) were created by Employee before his/her employment with the Company began; (b) are owned by Employee; or (c) do not relate in any way to the Business or Employee’s duties, responsibilities, or authorities for the Company or its Affiliates, in each case as mutually agreed upon in writing by the Company and Employee (the “Employee Materials”), shall not constitute Inventions or works made for hire and, as between the Company and Employee, shall be the sole and exclusive property of Employee. Ex. B contains a list of all Employee Materials existing

EMPLOYMENT AGREEMENT	PAGE 13

as of the Effective Date or, if no Employee Materials are listed on Ex. B as of the Effective Date, Employee represents there are no such Employee Materials as of the Effective Date. Employee shall fully and promptly disclose to the Board in writing when he/she begins creating any work, project, or materials that may constitute Employee Materials after the Effective Date and during the Term. Such disclosure shall provide sufficient detail to allow the Company to determine whether the creations qualify as Employee Materials. Upon mutual agreement that such work, project, or materials qualify as Employee Materials, Ex. B shall be amended to set forth in reasonable detail a full description of such Employee Materials. Without limiting the foregoing, within seven business days following any termination of this Agreement, regardless of the reason for such termination, Employee shall also provide the Company with a written list and description of all Employee Materials that were began or created during the Term or, if no such list is provided, Employee represents that there are no such Employee Materials. Employee shall not incorporate, or permit to be incorporated, any Employee Materials into any Company product, service, or process without prior written consent of the Board. If Employee incorporates, or permits to be incorporated, into any Company product, service, or process any Employee Materials, he/she hereby grants the Company and its Affiliates a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, or sell such Employee Materials as part of or in connection with such product, service, or process. As it applies to Confidential Information, Intellectual Property, Inventions, works made for hire, and Employee Materials, this Agreement shall be binding upon Employee’s heirs, executors, and legal representatives.

17.	Survival of Covenants; Enforcement of Covenants: and Remedies.

a.

Survival of Covenants. Employee acknowledges and agrees that his/her covenants in paragraphs 10-16 of this Agreement shall survive the termination of this Agreement and shall be construed as agreements independent of any other provision of this Agreement. Company acknowledges and agrees that its obligations respecting Accrued Obligations and Severance Benefits as provided in this Agreement shall survive termination of this Agreement, as applicable. The existence of any Dispute of Employee with or against the Company or its Affiliates whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants. Notwithstanding the foregoing, nothing herein is intended to limit or restrict the right of Employee to seek a judicial declaration determining and construing such covenants if a Dispute arises concerning their enforceability.

b.

Enforcement of Covenants. Employee acknowledges and agrees that his/her covenants in paragraphs 10-16 of this Agreement are ancillary to the otherwise enforceable agreements above concerning provision and non-disclosure of Confidential Information and below concerning any equity award granted to the Employee in Ex. A., and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are

EMPLOYMENT AGREEMENT	PAGE 14

reasonable and acceptable to Employee and do not import any greater restraint than is reasonably necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in paragraphs 10-16 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

c.

Remedies. Employee acknowledges that the covenants in paragraphs 10-16 are of a special nature and that any actual or threatened breach, violation, or evasion of such covenants shall (i) result in damages to the Company or its Affiliates in amounts difficult to ascertain, and (ii) give rise to irreparable injury to the Company or its Affiliates. Accordingly, in the event of breach or threatened breach by Employee of any of his/her covenants in paragraphs 10-16 of this Agreement, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of such breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Employee breaches any of his/her covenants in paragraphs 10-16, any applicable time periods pertaining to such covenants shall be suspended and shall not run in favor of him/her from the time he/she first breached such covenants until the time when he/she ceases such breach.

18.

Successors and Assigns. Employee’s duties, responsibilities, authorities, compensation, and benefits under this Agreement are personal to Employee and may not be assigned to any person or entity without prior written consent from the Company. The Company may assign this Agreement to an Affiliate of the Company without prior written consent. The Company may assign this Agreement to a Person other than an Affiliate with prior written consent of Employee which will not be unreasonably withheld. In the event of Employee’s death, this Agreement shall be enforceable by Employee’s estate, executors, or legal representatives, but only to the extent that such person may collect any compensation or Accrued Benefits due to Employee under this Agreement as provided above. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

19.

Representations of Employee. Employee hereby represents and warrants that he/she has not previously assumed any obligations inconsistent with those in this Agreement. Employee further represents and warrants that his/her execution of this Agreement, and his/her employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party and that, during the Term,

EMPLOYMENT AGREEMENT	PAGE 15

he/she shall not use or disclose to anyone within the Company or its Affiliates any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that he/she has entered into this Agreement pursuant to his/her own initiative and that the Company did not induce him/her to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

20.	Dispute Resolution. The parties agree to the following dispute resolution terms:

a.

Definition of Dispute. Any controversy, claim, complaint, cause of action, or similar proceeding, whether based on statute, contract, common law, negligence, tort, misrepresentation, or any other legal theory arising out of or relating to this Agreement or Employee’s employment with the Company (a “Dispute”) shall be resolved solely in accordance with the terms of this paragraph; provided, however, that the term Dispute shall not include Employee’s administrative claims for workers’ compensation or unemployment compensation benefits (although any claim asserted under Ch. 451 of the Texas Labor Code shall be considered a Dispute subject to dispute resolution under this paragraph).

b.

Mediation. If a Dispute cannot be settled by good faith negotiation between the parties, the parties shall submit the Dispute to nonbinding mediation as soon as reasonably possible after the Dispute arose. If complete agreement cannot be reached within five calendar days of submission to mediation, either party may file a civil action against the other party in any court of competent jurisdiction permitted under paragraph 26.

c.

Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE PURSUED AGAINST THE OTHER PARTY OR ITS AFFILIATES. IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

21.

Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a Dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party, or that prevails in the resolution of such Dispute, shall be entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such Dispute. For purposes of this paragraph, the finder of fact shall be requested to answer affirmatively as to whether a party prevailed in order to recoup attorneys’ fees and other costs pursuant to this paragraph.

EMPLOYMENT AGREEMENT	PAGE 16

22.

Entire Agreement. This Agreement and its exhibits constitute the entire agreement between the parties concerning their subject matters and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to their subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall supersede any prior confidentiality, non-competition, and/or non-solicitation agreement or similar agreement between Employee and the Company or any Affiliate. Employee agrees that the Company and its Affiliates have not made any promise or representation to him/her concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he/she is not relying on any prior oral or written statement or representation by the Company or its Affiliates but is instead relying solely on his/her own judgment and his/her legal and tax advisors, if any.

23.

Amendment of Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and signed by the Board or its duly authorized representative.

24.

Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

25.

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

26.

Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. Employee hereby irrevocably consents to the binding and exclusive venue for any Dispute between the parties arising out of or related to this Agreement being in any state or federal court of competent jurisdiction that regularly conducts proceedings arising in Tarrant County, Texas. Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court in Fort Worth, Tarrant County, Texas.

27.

Notices. All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three calendar days after the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the Company at its headquarters or Employee at his/her last-known address in the Company’s records. Either party may designate a different address by providing written notice of such new address to the other party.

EMPLOYMENT AGREEMENT	PAGE 17

28.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

29.

Payroll Deductions and Offsets. With respect to any payments or benefits provided under this Agreement, the Company shall withhold and may deduct any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law. The Company shall be entitled to set off against, and Employee authorizes the Company to deduct from, any payments due to Employee from Company, any amounts which are due and owing to the Company by Employee, whether arising under this Agreement or otherwise to the extent permitted by applicable law; provided, however, that no offset or deduction is allowed against payments to Employee which are subject to Code Section 409A.

30.	Code Section 409A.

a.

Intent. The payments and benefits provided under this Agreement are intended to satisfy Code Section 409A and any ambiguous provision shall be construed in a manner that is compliant with or exempt from the application of Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

b.

Reimbursements or In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

31.

Right to Consult a Tax Advisor. Notwithstanding any other provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20%

EMPLOYMENT AGREEMENT	PAGE 18

additional tax, and interest. Because of the potential tax consequences, Employee has the right, and is encouraged by this paragraph, to consult with a tax advisor of his/her choice before signing this Agreement.

32.	Incorporation by Reference. Any defined terms set forth in any of the Exhibits attached hereto are incorporated by reference the same as if fully set forth herein.

33.

Third-Party Payment. The Employee acknowledges and agrees that the ministerial function of making payments pursuant to this Agreement may be made by an alternate payer (which may be an Affiliate of the Company or a third party). Employee further acknowledges that such payments will be made on behalf of the Company for the benefit of the Employee pursuant to the terms of this Agreement and that such payments, if made by such alternate payer, shall be deemed and considered to have been made by the Company the same as if such payments were actually made directly from the Company. Such alternate payer will be the payer of all compensation provided for in this Agreement other than non-cash compensation, if any, set out as Additional Benefits in Ex. A, unless employee tax withholding is required for such non-cash compensation under applicable laws. In such case, such non-cash compensation will be processed by the alternate payer in a manner that allows for compliance with the applicable employee tax withholding rules. Initially, the Employee acknowledges that Wilks Staffing Co., LLC will be the alternate payer. Further, Employee acknowledges and agrees that the Company may, from time to time. delegate the ministerial duty of paying compensation provided for under this Agreement to any third party of the Company’s choice.

AGREED:

COMPANY		EMPLOYEE

By:		By:	/s/ James Coy Randle
	Name: Charles Veazey Title: President		Name: James Coy Randle

Date Signed:	Date Signed:	5/22/18

The Attached Exhibits made a part of this agreement:

EXHIBIT A	—	Additional Terms and Conditions of Employment Agreement

EXHIBIT B	—	List of Employee Existing Personal Investments. Employee Materials, and Confidential Information as of Effective Date

EXHIBIT C	—	Affirmation Agreement

EXHIBIT D	—	Additional Restrictions on Duties. Responsibilities, and Authorities

EMPLOYMENT AGREEMENT	PAGE 19

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS OF EMPLOYMENT AGREEMENT

Effective Date of Employment Agreement:

Initial Term:	Three (3) years.

Expiration Date of Initial Term:

Name of Company Employing Employee (“Company”):	ProFrac Services, LLC (subject to change within the affiliated group as necessary)

Name of Employee:	James Coy Randle

Description of Company Business (the Business):	Oilfield Services, initially and primarily consisting of the provision of well-bore fracturing services

Position, Title, and Primary Duties:	Sr. VP Operations & Maintenance

Supervisor:	Charles Veazey

Primary Work Location:	Willow Park, Texas

Initial Base Salary:	$300,000 per year

Number of Weeks of Paid Time Off.	Three (3) weeks for the remainder of 2018 and five (5) weeks beginning in January of 2019.

Vehicle:	The Company will provide a suitable vehicle for Employee’s business use. All costs of maintaining and operating the vehicle will be paid by the Company. Employee is responsible for having the vehicle maintained in good operating condition, such as lubes, oil changes, minor repairs, etc.

Additional Benefits:

Tier 1 bonus plan will be based on Revenue goals and Profit retroactive to January 1, 2018.

In the event there is a change of control that results in the transfer of at least fifty-one percent (51%) of the ownership interest of the Company (an IPO or sale of the Business), Employee shall be eligible to receive a bonus 3 years’ salary will be paid to employee over an 18-month vesting schedule: 20% will be paid immediately upon change of control, 20% on the 6-month anniversary of the

EMPLOYMENT AGREEMENT	PAGE 20

change of control, 20% on the 12 month anniversary of the change of control, and 40% on the 18th month anniversary of the change of control. To quality for this bonus, Employee must execute and deliver an Affirmation Agreement in the form attached to this Employment Agreement as Exhibit C.

Severance Benefits:

If Severance Benefits are payable in accordance with Section 7, within the Initial Term, the Severance Benefits shall be an amount equal to 12 month’s Base Salary in effect immediately before the Termination Date.

After the Initial Term, the Severance Benefits shall be $0.

The monthly amount of the Severance Benefits shall be calculated using the Employee’s Base Salary in effect immediately before the Termination Date divided by 12.

Severance Period:	Twelve (12) months.

States Covered by Non-Compete Obligations:	Texas and any additional states where the Company or its Affiliates involved in the Business had activities or provided products or services related to the Business during the Term.

Period of Post-Termination Non- Compete Term:	12 months.

AGREED:

COMPANY		EMPLOYEE

By:		By:	/s/ James Coy Randle
	Name: Charles Veazey Title: President		Name: James Coy Randle

Date Signed:	Date Signed:	5-22-18

EMPLOYMENT AGREEMENT	PAGE 21

EXHIBIT B

LIST OF EMPLOYEE EXISTING PERSONAL INVESTMENTS, EMPLOYEE MATERIALS, AND CONFIDENTIAL INFORMATION AS OF EFFECTIVE DATE

TITLE	DATE	IDENTIFYING PATENT DATE/NUMBER AND/OR BRIEF DESCRIPTION

            No Existing Personal Investments as of the Effective Date

            No Employee Materials or Confidential Information as of the Effective Date

            Additional Sheets Attached

Signature of Employee:	/s/ James Coy Randle

Print Name of Employee: James Coy Randle

Date Signed:	5-22-18

EMPLOYMENT AGREEMENT	PAGE 22

EXHIBIT C

AFFIRMATION AGREEMENT

This Affirmation Agreement (this “Agreement”) is entered into as this      day of                         , 20     (the “Effective Date”) by and between ProFrac Services, LLC, a Texas limited liability company (the “Company”) and                                  (the “Employee”).

RECITALS

WHEREAS, the owners of at least fifty-one percent (51%) of the authorized, issued and outstanding ownership interest of the Company have reached an agreement to transfer, sell, convey or otherwise set over an amount of their ownership interest which will cause a change of control for the Company (the “Change of Control”):

WHEREAS, the Company and Employee acknowledge that a not insubstantial portion of the value of the Company to the new majority owners is derived from the continued services of Employee in their current capacity for the continuation of the business of the Company;

WHEREAS, the Company seeks to entice Employee to continue his/her employment with the Company following the Change of Control and Employee seeks to qualify for that bonus set forth on Exhibit A to the Employment Agreement by and between the Company and Employee.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms:

AFFIRMATION

1.	Current Agreement. Employee agrees that he/she entered into that certain Employment Agreement by and between Employee and the Company on the day of , 20 .

2.	Remaining Term. Employee further agrees that there are months remaining in the term of the above mentioned Employment Agreement (the “Term”).

3.

Ratification and Affirmation. Employee hereby ratifies the terms of the Employment Agreement. Employee further agrees that following the Change in Control of the Company, Employee shall continue his/her employment with the Company for not less than the remainder of the current Term of the Employment Agreement unless earlier terminated by the Company with or without cause.

4.

Consideration. As consideration for the affirmation by Employee set forth in paragraphs 1 through 3 above, Company agrees to pay to Employee a bonus upon the completion of the Change of Control in an amount equal to Employee’s Base Salary as of the date hereof, divided by twelve (12), with the quotient multiplied by the number of months remaining in the Term of their Employment Agreement,

EMPLOYMENT AGREEMENT	PAGE 23

GENERAL PROVISIONS

5.

Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral between the parties with respect to the subject matter hereof. Employee agrees that the Company has not made any promise or representation to him/her concerning this Agreement.

6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principals contained therein. Employee and the Company further agree that any dispute arising from this agreement shall be brought in the state and federal courts of the State of Texas and each party consents to the exercise of jurisdiction by such courts and waives any defense for lack of personal jurisdiction or forum non-conveniens.

7.

Severability. If one or more provisions of this Agreement shall be held unenforceable, invalid, or illegal in any respect, such enforceability, invalidity, or illegality shall not affect any other provision of this Agreement, which shall be construed as if such unenforceable, invalid, or illegal provision had never been a part thereof.

8.

Successors and Assigns. Employee’s duties, responsibilities, authorities, compensation, and benefits under this Agreement are personal to Employee and may not be assigned to any person or entity without prior written consent from the Company. The Company may assign this Agreement without the prior written consent of Employee. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

9.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

SIGNATURE PAGE FOLLOWS

EMPLOYMENT AGREEMENT	PAGE 24

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date stated above.

EMPLOYEE		PROFRAC SERVICES, LLC

By:	/s/ James Coy Randle	By:
Print Name: James Coy Randle			Print Name: Charles Veazey Title: President

Date Signed:	5-22-18	Date Signed:

EMPLOYMENT AGREEMENT	PAGE 25

EXHIBIT D

ADDITIONAL RESTRICTIONS ON DUTIES, RESPONSIBILITIES, AND AUTHORITIES

Restrictions on Use or Disclosure of Prior Employer Confidential Information and on Solicitation of Prior Employer Customers, Prospects, or Employees:

The Employee’s employment and duties. responsibilities, and authorities for the Company will be restricted as described below.

First, it is important that the Employee understand that, regardless of the existence of any formal or informal agreements with any third parties, it is the Company’s policy that its employees will not use or disclose any confidential or proprietary information of their former employers or consulting clients. This means that the Employee is prohibited from using or disclosing any confidential or proprietary information of his former employer or its successors or his consulting clients or their successors. By signing below, the Employee is confirming that he took nothing with him from his former employer or any consulting client and will come to the Company with a so-called “empty briefcase.” The Employee is also confirming that he is fully committed to not using or disclosing to anyone at the Company or its Affiliates any information that could even arguably be considered confidential or proprietary information of his former employer or its successor or any consulting client or its successor. To the extent that the Employee has any questions as to whether certain information is indeed confidential or proprietary and subject to the restrictions just described, the Employee is instructed to err on the side of caution and to not use or disclose any information that may even arguably be considered confidential or proprietary.

Signature of Employee: /s/ James Coy Randle

Print Name of Employee: James Coy Randle

Date Signed: 5-22-18

EMPLOYMENT AGREEMENT	PAGE 26